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                                                                   Exhibit 10.34


                                    AGREEMENT

         THIS AGREEMENT IS made and entered into effective the 1st day of August, 1994, by and between BARRY GORSUN, of 25 Sundial Avenue, Manchester, New Hampshire 03103 (hereinafter referred to as "Executive"), and SUMMA FOUR, INC. of 25 Sundial Avenue, Manchester, New Hampshire 03103 (hereinafter referred to as the "Company").

                                    RECITALS

         WHEREAS, Executive is a valued employee of the Company and is currently Chairman, Chief Executive Officer, President and a member of the Board of Directors of the Company;

         WHEREAS, Executive desires to receive assurances concerning the receipt of severance pay from the Company in the event of his Resignation, Termination or involuntary separation from the Company on grounds other than "for cause";

         WHEREAS, the Company desires to provide written severance pay assurances to Executive to induce him to continue his service to the Company;

         WHEREAS, the parties hereto desire to promote their mutual interests by imposing certain restrictions and/or obligations on themselves.

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. SEVERANCE PAYMENTS. In the event that Executive's employment with the Company is (a) terminated by the Company for any reason other than cause



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("Termination"), Executive shall be entitled to receive monthly severance payments from the Company for eighteen (18) months from the date of his Termination, or (b) if Executive shall resign after a new President/Chief Executive Officer has been appointed and at a time when he could not be terminated for cause ("Resignation"), he shall be entitled to receive severance payments from the Company for six (6) months from the date of his Resignation. For purposes of this section, the monthly severance payments to be paid to Executive shall be based upon his annual base salary with the Company as of the date of Resignation or Termination. Additionally, in the event of Executive's Resignation or Termination, the Company will maintain for a period of eighteen
(18) months from the date of Resignation or Termination, then existing life, medical, and dental insurance benefits.

         2. BONUS PAYMENT. Executive shall be entitled to payment of his bonus prorated for the period of time he was employed during the fiscal year prior to his Resignation or Termination. The bonus shall be payable when other executive bonus payments are made for the fiscal year.

         3. STOCK OPTIONS. In consideration of Executive's long years of service to the Company, in the event of Executive's Resignation or Termination as provided herein, all of Executive's outstanding unvested employee stock options shall vest as of the date of Resignation or Termination. The Compensation Committee of the Board will, at that time, consider whether to grant Executive one (1) year from the date of Resignation or Termination to exercise all or any portion of his employee stock options outstanding or accelerated as of the date of Resignation or Termination.

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         4. COMPANY DISCLAIMER OF LIABILITY. The Company's payment of severance pay to Executive shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive, or that Executive has any claims whatsoever against the Company, its officers, employees or agents.

         5. RELEASE BY EXECUTIVE. In consideration of the Company's severance payments outlined in Section 1 above, Executive does hereby release, remise and forever discharge the Company, its successors, assigns, officers, directors and employees from any and all causes of action, suit, demand, and claims which arose against the Company during the time of or as a result of Executive's employment with the Company of any nature whatsoever, known or unknown, suspected or unsuspected, including age, race, religion or other forms of discrimination; or claims arising out of the Company's right to terminate its employees; or claims for alleged personal injuries, emotional distress and pain and suffering which arose out of Executive's employment with the Company.

         6. GENERAL PROVISIONS. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements and understandings between the parties hereto pertaining to the subject matter of this Agreement. This Agreement is made under the laws of the State of New Hampshire and shall be construed according to New Hampshire law. This Agreement may only be modified, amended or cancelled by a written amendment signed by the parties.

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         THE FOREGOING AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN
CLAIMS. THE SIGNATURES BELOW ATTEST THAT THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above-mentioned.

SUMMA FOUR, INC.


By:___________________________________      ____________________________________
   Its:                                     Barry Gorsun









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